Exhibit 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report, or valuation, which purports to have been prepared or certified by the accountant.

On August 27, 2001, Main Street and Main Incorporated (the "Company") dismissed Arthur Andersen LLP ("Andersen") as its independent auditor and appointed KPMG LLP to replace Andersen. Prior to the date of filing this Form 10-K, Andersen ceased operations. As a result, after reasonable efforts, the Company has been unable to obtain Andersen's written consent to the incorporation by reference of Andersen's report dated March 12, 2001 with respect to the Company's financial statements as of December 25, 2000 and for the year ended December 25, 2000 into the Company's Registration Statements (Reg. Nos. 33-71230, 333-28659, 333-78161, 333-42122, 33-55108, 33-43612, 333-78155, 333-89931, and 333-55100). Such audit report is included in this Form 10-K.

Under these circumstances, Rule 437a of the Securities Act permits the Company to file this Form 10-K, which is incorporated by reference into the above listed registration statements, without a written consent from Andersen. Accordingly, Andersen will not be liable to those persons purchasing the shares register under those registration statements, under Section 11(a) of the Securities Act because Andersen has not consented to the incorporation by reference in this registration statement of its report dated March 12, 2001 appearing in the Company's Form 10-K for the fiscal year ended December 25, 2000. The Company believes, however, that other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Andersen's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act. The law in this area remains unsettled, however, and no assurance can be given that a court will find such reliance to be justified.